 As filed with the Securities and Exchange Commission on December 3, 1999
                                                      Registration No. 333-88799
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 2
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                          Infonet Services Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                          7374                        95-4148675
(State or Other Jurisdiction
              of                (Primary Standard Industrial         (I.R.S. Employer
      Incorporation or
        Organization)           Classification Code Number)       Identification Number)

                             2160 East Grand Avenue
                       El Segundo, California 90245-1022
                                 (310) 335-2600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            Ernest U. Gambaro, Esq.
              Senior Vice President, General Counsel and Secretary
                          Infonet Services Corporation
                             2160 East Grand Avenue
                       El Segundo, California 90245-1022
                                 (310) 335-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          William J. Cernius, Esq.                          Rise B. Norman, Esq.
           Paul A. Galleberg, Esq.                       Simpson Thacher & Bartlett
              Latham & Watkins                              425 Lexington Avenue
      650 Town Center Drive, 20th Floor                New York, New York 10017-3954
      Costa Mesa, California 92626-1925                        (212) 455-2000
               (714) 540-1235

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

   [If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Class B common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and The New York Stock Exchange listing fee.

                                                                     Amount to
                                                                      Be Paid
                                                                     ----------
     SEC Registration Fee........................................... $  319,700
     NASD Filing Fee................................................     30,500
     New York Stock Exchange Listing Fee............................    500,000
     Frankfurt Stock Exchange Listing Fee...........................    300,000
     Legal Fees and Expenses........................................    600,000
     Accounting Fees and Expenses...................................  1,400,000
     Printing and Engraving.........................................    350,000
     Blue Sky Fees and Expenses (including Legal Fees)..............      5,000
     Transfer Agent Fees............................................     25,000
     Miscellaneous..................................................     47,300
                                                                     ----------
       Total........................................................ $3,577,500
                                                                     ==========

Item 14. Indemnification of Directors and Officers

      The Registrant's Restated Certificate of Incorporation in effect as of the date hereof, and the Registrant's Second Amended and Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

      Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

      Pursuant to Rule 701 of the Act, in April 1999, we sold 9,444,513 shares of our Class C common stock to our key employees pursuant to our 1998 Stock Purchase Plan. In accordance with the provisions of the Stock Purchase Plan, some employees purchased their shares for cash and other employees received their shares in exchange for a secured, recourse promissory note held by us. Part of the security for the promissory notes are the shares sold to each purchaser. Each share was sold for $0.84, which price was set by the pricing formula at the time of the sales. Immediately prior to the closing of this offering, our Class C common stock will be converted to Class B common stock.

      During the three months ended September 30, 1999, in exchange for the right to market our services to their clients and $40.0 million in cash, we issued an aggregate of 47.84 million shares of our Class B common stock to KPN, Swisscom and Telia in reliance on Rule 506 of Regulation D under the Act.

      In reliance on Rule 506 of Regulation D of the Act, in November 1996, we sold an aggregate of 28,918,383 shares of our Class B common stock to KDD, KPN, Swisscom, Telefonica and Telia for approximately $19.0 million. Part of the proceeds of the sale were used to repurchase our Class A common stock from Belgacom S.A. As a result of this transaction, Belgacom was no longer one of our stockholders.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits.

 Number                               Description
 ------                               -----------
  1.1   Form of Purchase Agreement*
  3.1   Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering**
  3.2   Form of Amended and Restated Bylaws to be in effect upon the closing of this offering**
  4.1   Specimen Common Stock certificate*
  5.1   Opinion of Latham & Watkins
  9.1   Form of Amended and Restated Stockholders Agreement to be in effect upon the closing of this offering
 10.1   1998 Stock Option Plan#
 10.2   1998 Stock Purchase Plan#
 10.3   1999 Stock Option Plan*
 10.4   Infonet Deferred Income Plan#
 10.5   1998 Stock Appreciation Rights Plan#
 10.6   Supplemental Executive Retirement Plan
 10.7   Senior Secured Credit Agreement, dated as of August 17, 1999#
 10.8   Employment Agreement of Jose A. Collazo
 10.9   Employment Agreement of Dr. Ernest U. Gambaro
 10.10  Standard Infonet Services Agreement#
 10.11  Capacity Right of Use Agreement with FLAG Limited dated as of June 25,
        1999#
 10.12  AUCS Services Agreement, dated as of September 30, 1999#
 10.13  AUCS Call Option Deed, dated as of September 30, 1999#

 10.14 AUCS Management Agreement, dated as of September 30, 1999#
 10.15 AUCS Assignment Agreement, dated as of September 30, 1999#
 10.16 Lease for Grand Avenue Corporate Center at 2160 Grand Avenue, El Segundo
       California
 10.17 Employment Agreement of Mr. Akbar Firdosy
 21.1  List of Subsidiaries
 23.1  Consent of Deloitte & Touche LLP
 23.2  Consent of Latham & Watkins (included in Exhibit 5.1)
 24.1  Powers of Attorney#
 27.1  Financial Data Schedule#
 99.1  Schedule II--Valuation and Qualifying Accounts

--------
  * To be supplied by amendment.

  + Confidential treatment was requested with respect to certain portions of this exhibit. Omitted portions were filed separately with the SEC.

  # Previously filed.

  ** Amends previously filed exhibit.

   (b) Financial Statement Schedules.

      Schedule II--Valuation and Qualifying Accounts, filed as Exhibit 99.1.

      All other schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or the related notes to those financial statements.

Item 17. Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424
        (b)(1) or (4), or 497(h) under the Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on this 3rd day of December, 1999.

                                          INFONET SERVICES CORPORATION

                                                    /s/ Jose A. Collazo
                                          By: _________________________________
                                                      Jose A. Collazo
                                               President and Chairman of the
                                                     Board of Directors

      Pursuant to the requirements of the Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons on December 3, 1999, in the capacities indicated:

                 Signature                                     Title
                 ---------                                     -----

        * /s/ Jose A. Collazo
 __________________________________________ President and Chairman of the Board of
              Jose A. Collazo                Directors (Principal Executive Officer)

       * /s/ Akbar H. Firdosy
 __________________________________________ Chief Financial Officer (Principal
              Akbar H. Firdosy               Financial and Accounting Officer)

        * /s/ Douglas Campbell
 __________________________________________
              Douglas Campbell              Director

        * /s/ Eric M. de Jong
 __________________________________________
              Eric M. de Jong               Director

         * /s/ Morgan Ekberg
 __________________________________________
               Morgan Ekberg                Director

          * /s/ Masao Kojima
 __________________________________________
                Masao Kojima                Director

         * /s/ Joseph Nancoz
 __________________________________________
               Joseph Nancoz                Director

        * /s/ Rafael Sagrario
 __________________________________________
              Rafael Sagrario               Director


    /s/ Jose A. Collazo
*By: __________________________
        Jose A. Collazo
       Attorney-in-Fact

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1   Form of Purchase Agreement*

  3.1 Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering**

  3.2 Form of Amended and Restated Bylaws to be in effect upon the closing of this offering**

  4.1   Specimen Common Stock certificate*

  5.1   Opinion of Latham & Watkins

  9.1 Form of Amended and Restated Stockholders Agreement to be in effect upon the closing of this offering

 10.1   1998 Stock Option Plan#

 10.2   1998 Stock Purchase Plan#

 10.3   1999 Stock Option Plan*

 10.4   Infonet Deferred Income Plan#

 10.5   1998 Stock Appreciation Rights Plan#

 10.6   Supplemental Executive Retirement Plan

 10.7   Senior Secured Credit Agreement, dated as of August 17, 1999#

 10.8   Employment Agreement of Jose A. Collazo

 10.9   Employment Agreement of Dr. Ernest U. Gambaro

 10.10  Standard Infonet Services Agreement#

 10.11  Capacity Right of Use Agreement with FLAG Limited dated as of June 25,
        1999+#

 10.12  AUCS Services Agreement, dated as of September 30, 1999#

 10.13  AUCS Call Option Deed, dated as of September 30, 1999#

 10.14  AUCS Management Agreement, dated as of September 30, 1999#

 10.15  AUCS Assignment Agreement, dated as of September 30, 1999#

 10.16  Lease for Grand Avenue Corporate Center at 2160 Grand Avenue, El
        Segundo California

 10.17  Employment Agreement of Mr. Akbar Firdosy

 21.1   List of Subsidiaries

 23.1   Consent of Deloitte & Touche LLP

 23.2   Consent of Latham & Watkins (included in Exhibit 5.1)

 24.1   Powers of Attorney#

 27.1   Financial Data Schedule#

 99.1   Schedule II--Valuation and Qualifying Accounts

--------
*  To be supplied by amendment.

+ Confidential treatment was requested with respect to certain portions of this exhibit. Omitted portions were filed separately with the SEC.

#  Previously filed.

** Amends previously filed exhibit.